EXHIBIT 5.1
December 10, 2009
Continental Airlines, Inc.
1600 Smith Street, HQSLG
Houston, Texas 77002
Ladies and Gentlemen:
     We have acted as counsel for Continental Airlines, Inc., a Delaware corporation (the “Company”), in connection with the preparation of the prospectus dated April 24, 2009 and the prospectus supplement dated December 7, 2009 with respect to the Registration Statement on Form S-3 (Registration No. 333-158781) (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the issuance and sale of up to $230,000,000 aggregate principal amount of 4.5% Convertible Senior Notes due 2015 (the “Notes”), which are convertible into shares of the Company’s Class B common stock, par value $0.01 per share (the “Shares”). The Notes are being offered, issued and sold in an underwritten public offering pursuant to an underwriting agreement (the “Underwriting Agreement”) between the Company and the underwriters of such offering.
     The Notes are to be issued pursuant to that certain Indenture, dated as of July 15, 1997, between the Company and The Bank of New York Trust Company, N.A. (as successor to J.P. Morgan Trust Company, National Association, as successor to Bank One, N.A.) (“The Bank of New York”), as trustee (the “Base Indenture”), as amended and supplemented by that certain Third Supplemental Indenture, dated as of December 11, 2009, between the Company and the Bank of New York, as trustee (the Base Indenture, as so amended and supplemented, the “Indenture”).
     In our capacity as counsel for the Company for the matter referred to above, we have examined or are familiar with the certificate of incorporation and bylaws of the Company, each as amended to date, and have examined the originals, or copies certified or otherwise identified, of the Underwriting Agreement and corporate records of the Company, including minute books of the Company as furnished to us by the Company, the Indenture, certificates of representatives of the Company, and other instruments and documents, as a basis for the opinions hereinafter expressed. In giving such opinions, we have relied upon certificates of officers of the Company with respect to the accuracy of the material factual matters contained in such certificates. In making our examination, we have assumed that all

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December 10, 2009 Page 2
signatures on documents examined by us are genuine, that all documents submitted to us as originals are authentic and that all documents submitted to us as certified or photostatic copies conform to the original copies of such documents.
     On the basis of the foregoing, and subject to the assumptions, limitations and qualifications set forth herein, we are of the opinion that (1) when the Notes have been duly executed and delivered by the Company and duly authenticated by the Bank of New York and paid for by the underwriters in accordance with the terms of the Indenture and the Underwriting Agreement, the Notes will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms and will be entitled to the benefits of the Indenture, and (2) the Shares have been duly authorized by all necessary corporate action on the part of the Company and when issued and delivered by the Company upon conversion of the Notes in accordance with the Indenture, will be validly issued, fully paid and non-assessable.
     This opinion is limited in all respects to the Constitution of the State of Delaware and the Delaware General Corporation Law, as interpreted by the courts of the State of Delaware and the United States, the laws of the State of New York and the federal laws of the United States of America.
     We hereby consent to the filing of this opinion as an exhibit to a Current Report on Form 8-K of the Company and to the incorporation by reference of this opinion into the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations thereunder.

Very truly yours,
/s/ VINSON & ELKINS L.L.P.

Vinson & Elkins L.L.P.